Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Small Cap Value Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding
Compliance with Certain Provisions of the Investment
Company Act of 1940, that Small Cap Value Fund, Inc.
(the "Fund") complied with the requirements of subsections
 (b) and (c) of rule 17f-2 under the Investment
Company Act of 1940 (the "Act") as of October 31, 2018.
Management is responsible for the Fund?s compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Fund?s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting
Oversight Board (United States) and, accordingly, included
 examining, on a test basis, evidence about the Fund?s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 2018 and with respect to agreement of security purchases and sales, for the period from July 31, 2018 (the date of our last examination) through October 31, 2018:

*	Confirmation of all securities in book entry form
 held by Charles Schwab & Co., Inc.
*	Reconciliation of all such securities between the
books and records of the Fund and the Charles
Schwab & Co., Inc.
*	Agreement of all security purchases and all security
 sales from July 31, 2018 through October 31,
2018 from the books and records of the Fund to the Charles
 Schwab & Co., Inc. statements.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Fund?s compliance with specified requirements.

In our opinion, management's assertion that Small Cap Value
 Fund, Inc. complied with the requirements of subsections (b) and (c) of rule 17f-2 of the Act as of October 31, 2018, with respect to securities reflected in the investment account of the Fund is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Directors of Small
Cap Value Fund, Inc. and the Securities and Exchange Commission
 and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Turner, Stone & Company, L.L.P

Dallas, Texas
November 14, 2018